Exhibit (6)(c)

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“Agreement") is effective as of April 6, 2015 (the “Effective Date”) by and between BeautyKind, LLC, a Texas Limited Liability Company (“BeautyKind”), and We-Commerce Holdings, LLC, a Texas Limited Liability Company (“We-Commerce”).

RECITALS

WHEREAS, BeautyKind agrees to engage We-Commerce to provide services to the business as set forth herein.

WHEREAS, BeautyKind agrees that We-Commerce will assist it in the day-to-day management of its business by providing technology services; and

WHEREAS, BeautyKind further agrees that We-Commerce may assist it in the day-to-day management of its business, by providing certain accounting, administrative and operations services, and other administrative support services in connection with BeautyKind’s operations.

AGREEMENTS

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and other agreements between the parties, as well as other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	Technology Services.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, We-Commerce shall provide to BeautyKind technology services necessary for the orderly operation of BeautyKind (the “Technology Services”).

(b)	BeautyKind agrees to (i) supply We-Commerce all information, materials, data, and documents necessary or advisable for We-Commerce to properly perform the Technology Services in such form, format, or media as We-Commerce may reasonably request; (ii) to make available the officers of BeautyKind to answer any inquiries in connection therewith; and (iii) to cooperate with We-Commerce in the performance of its duties.

2.	Accounting Services.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, We-Commerce may, upon request by BeautyKind, provide to BeautyKind accounting services necessary for the orderly operation of BeautyKind (the “Accounting Services”).

(b)	BeautyKind agrees to (i) supply We-Commerce all information, materials, data, and documents necessary or advisable for We-Commerce to properly perform the Accounting Services in such form, format, or media as We-Commerce may reasonably request; (ii) to make available the officers of BeautyKind to answer any inquiries in connection therewith; and (iii) to cooperate with We-Commerce in the performance of its duties.

ADMINISTRATIVE SERVICES AGREEMENT	Page 1

3.	Administrative Services.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, We-Commerce may, at the request of BeautyKind, provide to BeautyKind administrative services necessary for the orderly operation of BeautyKind (the “Administrative Services”).

(b)	BeautyKind agrees to (i) supply We-Commerce all information, materials, data, and documents necessary or advisable for We-Commerce to properly perform the Administrative Services in such form, format, or media as We-Commerce may reasonably request; (ii) to make available the officers of BeautyKind to answer any inquiries in connection therewith; and (iii) to cooperate with We-Commerce in the performance of its duties.

4.	Operations Services.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, We-Commerce, may at the request of BeautyKind, provide to BeautyKind operations services necessary for the orderly operation of BeautyKind (the “Operations Services").

(b)	BeautyKind agrees to (i) supply We-Commerce all information, materials, data, and documents necessary or advisable for We-Commerce to properly perform the Operations Services in such form, format, or media as We-Commerce may reasonably request; (ii) to make available the officers of BeautyKind to answer any inquiries in connection therewith; and (iii) to cooperate with We-Commerce in the performance of its duties.

5.	Fees for Technology Services, Accounting Services, Administrative Services, and Operations Services and Expense Reimbursement.

(a)	In consideration of the Technology Services, Accounting Services, Administrative Services, and Operations Services, BeautyKind agrees to pay to We-Commerce technology, accounting, administrative and operational costs and expenses, as well as out-of-pocket expenses and fees, actually incurred by We-Commerce in the performance of the Services. Payment shall be made by BeautyKind within thirty (30) days following presentment of an invoice.

(b)	In addition to the payment of fees, BeautyKind shall reimburse We-Commerce for the cost of all other services and related out-of-pocket expenses provided by We-Commerce (other than the Accounting Services, Administrative Services, Management Services, and Technology Services). Expenses payable under this Section shall be paid promptly in the manner specified for vendor payments in the ordinary course of business pursuant to this Agreement.

ADMINISTRATIVE SERVICES AGREEMENT	Page 2

6.	License

(a)	The parties agree to enter into a non-exclusive license agreement relating to the business of BeautyKind. A copy of the Exclusive Market Agreement and Non-Exclusive License is attached hereto as Exhibit “A” and incorporated herein.

7.	Term of Services.

(a)	The fixed term of this Agreement shall expire on April 6, 2016. Notwithstanding the foregoing, the term of this Agreement shall continue on an annual basis following April 6, 2016 unless terminated by either party upon thirty (30) written notice to the other party.

(b)	Termination of this Agreement shall terminate We-Commerce’s obligations to provide the Accounting Services, Administrative Services, Operations Services, and Technology Services. Upon termination of this Agreement BeautyKind shall pay to We-Commerce the fees due We-Commerce in accordance with Section 5 hereof for the Accounting Services, Administrative Services, Management Services and Technology Services rendered by We-Commerce through the date of termination and pay We-Commerce in accordance with Section 5 hereof for out-of-pocket expenses incurred by We-Commerce through the date of termination. Upon termination of this Agreement, We-Commerce will reasonably cooperate with BeautyKind in the archiving and retrieval of records and transition of services at BeautyKind’s expense.

8.	Payment of Amounts due; Liability.

(a)	We-Commerce will calculate, and BeautyKind hereby authorizes We-Commerce, to collect through electronic funds transfer on a monthly basis, the total dollar amount of all fees and expenses due to We-Commerce hereunder.

(b)	We-Commerce shall not be liable for any penalties, interest, audit assessments, cost, damage, expense, or loss to BeautyKind, their shareholders, officers, members, directors, employees, suppliers, or vendors, or any other person or entity arising or resulting, directly or indirectly, from (i) the failure of We-Commerce to perform any of the Technology Services, Accounting Services, Administrative Services and Operations Services for BeautyKind hereunder or the misperformance of any such Services, except to the extent such failure to perform or such misperformance is the result of We-Commerce’s willful misconduct or gross negligence, in which event We-Commerce’s liability shall not exceed its fee for such Services hereunder (plus, in the case of employee theft or embezzlement, the limits of We-Commerce’s insurance applicable thereto), or (ii) reliance by BeautyKind or its employees on any data or advice We-Commerce may provide pursuant to this Agreement. In no event will We-Commerce be liable for indirect, incidental, consequential, special, speculative, exemplary, or punitive damages (including, but not limited to, loss of revenue or profit).

ADMINISTRATIVE SERVICES AGREEMENT	Page 3

(c)	WE-COMMERCE MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCOUNTING SERVICES, ADMINISTRATIVE SERVICES, OPERATIONS SERVICES OR TECHNOLOGY SERVICES PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THEIR ADEQUACY, QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

9.	Miscellaneous.

(a)	In performing the. Technology Services, Accounting Services, Administrative Services and Operations Services set forth in this Agreement, We-Commerce will have the power and authority to execute agreements on behalf of BeautyKind but may not in any manner bind BeautyKind as to any matter not within the scope of this Agreement.

(b)	All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight express or facsimile transmission or registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

If to BeautyKind:

BeautyKind, LLC

6101 W. Centinela Avenue, Suite 300

Culver City, CA 90230

If to We-Commerce:

We-Commerce, LLC

6504 Aberdeen Avenue

Dallas, Texas 75230

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight express courier or facsimile transmission shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given three business day after it is sent to the intended recipient at the address set forth above.

(c)	THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

ADMINISTRATIVE SERVICES AGREEMENT	Page 4

(d)	A failure of any party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party or parties in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

(e)	This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

(f)	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereto and supersedes all prior agreements and understandings, either oral or written, with respect thereto.

(g)	Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

(h)	This Agreement may not be assigned by BeautyKind without the prior written consent of We-Commerce. This Agreement may not be assigned by We-Commerce without the prior written consent of BeautyKind, which will not be unreasonably withheld; provided, that We-Commerce may assign this agreement to any affiliate of We-Commerce without the prior written consent of We-Commerce.

Signatures appear on following page.

ADMINISTRATIVE SERVICES AGREEMENT	Page 5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BEAUTYKIND, LLC

By:	/s/ Neil S. Waterman III
Name:	Neil S. Waterman III
Its:	Manager & Authorized Representative

WE-COMMERCE, LLC

By:	/s/ John H. Davis
Name:	John H. Davis
Its:	Manager & Authorized Representative

ADMINISTRATIVE SERVICES AGREEMENT	Page 6

EXHIBIT A

EXCLUSIVE MARKET AGREEMENT AND NON-EXCLUSIVE LICENSE

ADMINISTRATIVE SERVICES AGREEMENT	Page 7